Exhibit 99.1

            Praxair Fourth-Quarter EPS up 9.3% to 47 Cents

    DANBURY, Conn.--(BUSINESS WIRE)--Jan. 27, 2004--Praxair, Inc. (NYSE: PX) reported record net income of $155 million for the fourth quarter of 2003, and diluted earnings per share of 47 cents, compared to $140 million and 43 cents per diluted share in the 2002 fourth quarter, adjusted to reflect the two-for-one stock split which occurred on December 15, 2003. Growth in net income was due to higher sales, higher operating profit and lower interest expense, partially offset by a higher effective tax rate.
    Sales for the quarter of $1,461 million grew 13% from 2002 as a result of volume growth in all geographic regions, higher overall pricing and stronger currencies in Europe and South America. Operating profit was $244 million, up 7% from $227 million in the prior year, driven by strong revenue growth.
    For the full year 2003, Praxair reported net income of $585 million, and diluted earnings per share of $1.77, an increase of 7% from $548 million(a) and $1.66(a), adjusted for the stock split. Full-year sales were $5,613 million, an increase of 9% from 2002. Full-year operating profit was $922 million compared to $923 million in 2002. Excluding the effects of net income hedges in both years, and a litigation settlement gain in 2002, operating profit grew 4%.
    Commenting on the results, Chairman and Chief Executive Officer Dennis H. Reilley said, "Our strong performance during the economic downturn validates that our business strategy is robust, and demonstrates our ability to execute well in the marketplace. During 2003, we won significant new business and we are well on our way to implementing our growth strategies in refinery hydrogen, healthcare, electronics and China."
    In the fourth quarter, sales in North America of $923 million grew 8% from the prior year. The growth in sales came from new business and higher pricing. On-site, merchant and packaged gases volumes were higher than the prior year, and grew sequentially from the third quarter. Operating profit was $141 million, comparable to the prior year, as higher energy costs offset some of the volume gains.
    In Europe, sales rose 22% to $191 million. Excluding the effect of the stronger Euro and a divestiture, sales grew 6% from higher price and volumes across the region. Operating profit grew 21% to $47 million, in line with sales growth.
    In South America, sales of $188 million grew 38%, or 18% excluding the effect of currency appreciation. Sales grew as a result of higher pricing and higher volumes. Operating profit was $30 million, 15% above the prior year.
    Sales in Asia grew 25% to $110 million, primarily from strong volume demand, particularly in China. Excluding the effect of a business consolidation, sales grew 19%. Operating profit grew to $19 million from $14 million a year ago.
    Praxair Surface Technologies' sales for the quarter were $104 million, and operating profit was $7 million, compared to $97 million and $6 million in 2002. Sales reflect the stronger Euro and relatively flat volumes in global coatings and aviation markets compared to the previous year.
    Cash flow from operations for the quarter and full year were $387 million and $1,137 million, respectively. Capital expenditures during the quarter were $199 million, reflecting increased investment in the U.S. Gulf Coast hydrogen complex. Full-year capital expenditures were $644 million, excluding the purchase of leased assets. At year-end, Praxair's debt-to-capital ratio was reduced to 46.2%(b), and in the fourth quarter its after-tax return-on-capital ratio improved to 12.5%(b).
    For the first quarter of 2004, Praxair expects sales to grow 8% to 12%, and operating profit to grow 10% to 14% versus the first quarter of 2003. Diluted earnings per share are expected to be in the range of 43 cents to 47 cents, an increase of 10% to 20% from the prior year. This reflects an effective tax rate of 25%, slightly higher than the tax rate in 2003.
    For the full year of 2004, Praxair expects sales growth in the range of 6% to 10%, and operating profit growth of 8% to 14% from 2003. Guidance for earnings per share is $1.90 to $2.05, reflecting growth of 8% to 15%, and assuming a higher effective tax rate of 25%. Full-year capital expenditures are expected to be in the range of $700 million, anticipating additional investment in hydrogen infrastructure, significant investment in China to supply new contracts awarded in 2003, and business won in North America.
    "2003 started on a very weak note, but business around the world began to pick up in the third and fourth quarters. We achieved record results by gaining new business around the world and by continuing to focus on productivity," said Reilley. "As we begin 2004, we remain cautiously optimistic. Business conditions are much improved versus this time last year, particularly in the United States. However, we are concerned about whether the level of economic stimulus that was required to ignite the U.S. economy can be maintained. Nonetheless, our focus on productivity improvements in our base business, and disciplined capital investment will drive strong cash flow and higher returns on capital in 2004."
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    (a) Excluding the cumulative effect of an accounting change for goodwill of $139 million, or 42 cents per diluted share.
    (b) Non GAAP measure: See quarterly Financial Summary and
Appendix: Non-GAAP measures

    A teleconference on Praxair's fourth-quarter and full-year 2003 results is being held January 28, at 9:00 am Eastern Standard Time.
    The number is (617) 786-4512 -- Passcode: 55638504.
    The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

    The forward-looking statements contained in this announcement concerning demand for products and services, the expected macroeconomic environment, sales and earnings growth, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the impact of changes in worldwide and national economies, the cost and availability of electric power, natural gas and other materials, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates.




                    PRAXAIR, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                                     Quarter Ended      Year Ended
                                      December 31,      December 31,
                                   ----------------- -----------------
                                   2003(a,b)  2002   2003(a,b)  2002
                                   -------- -------- -------- --------

SALES                               $1,461   $1,297   $5,613   $5,128
Cost of sales                          859      747    3,328    2,950
Selling, general and administrative    198      189      766      751
Depreciation and amortization          135      122      517      483
Research and development                21       20       75       69
Other Income  (expense) - net (c)       (4)       8       (5)      48
                                   -------- -------- -------- --------
OPERATING PROFIT                       244      227      922      923
Interest expense (d)                    36       45      151      206
                                   -------- -------- -------- --------
INCOME BEFORE INCOME TAXES             208      182      771      717
Income taxes                            49       40      174      158
                                   -------- -------- -------- --------
                                       159      142      597      559
Minority interests                      (7)      (5)     (24)     (20)
Income from equity investments           3        3       12        9
                                   -------- -------- -------- --------
INCOME BEFORE ACCOUNTING CHANGE        155      140      585      548
Cumulative effect of an accounting
 change (e)                              -        -        -     (139)
                                   -------- -------- -------- --------
NET INCOME                            $155     $140     $585     $409
                                   ======== ======== ======== ========

PER SHARE DATA:(f)
Basic earnings per share:
Before accounting change             $0.47    $0.43    $1.79    $1.68
Accounting change (e)                    -        -        -    (0.42)
                                   -------- -------- -------- --------
Net income                           $0.47    $0.43    $1.79    $1.26
                                   ======== ======== ======== ========

Diluted earnings per share:
Before accounting change             $0.47    $0.43    $1.77    $1.66
Accounting change (e)                    -        -        -    (0.42)
                                   -------- -------- -------- --------
Net income                           $0.47    $0.43    $1.77    $1.24
                                   ======== ======== ======== ========

Cash dividends                       $0.14    $0.10    $0.46    $0.38

WEIGHTED AVERAGE SHARES
 OUTSTANDING:(f)
Basic shares outstanding (000's)   326,672  325,110  326,388  325,536
Diluted shares outstanding (000's) 331,966  328,630  330,991  329,489

(a) Consolidated sales for the 2003 quarter and year increased $7 million and $96 million, respectively, from the incremental contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit compared to 2002.

(b) Consolidated sales for the 2003 quarter and year increased $81 million and $123 million, respectively, due to currency effects versus 2002.

(c) Other income (expense) - net for full year 2003 includes $9 million of net income hedge losses. Full year 2002 includes $17 million of net income hedge gains and a net gain of $7 million related to the settlement of litigation.

(d) Interest expense for full year 2002 includes $15 million from the early retirement of $300 million of bonds.

(e) In the 2002 first quarter, the Company recorded a $139 million non-cash transition charge to earnings for the adoption of SFAS 142 as a cumulative effect of an accounting change.

(f) Earnings per share and weighted average shares outstanding for all periods, have been adjusted to reflect the December 15, 2003, two-for-one stock split.




                    PRAXAIR, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Millions of dollars)
                              (UNAUDITED)

                                                     December December
                                                        31,      31,
                                                       2003     2002
                                                     -------- --------
ASSETS
Cash and cash equivalents                                $50      $39
Accounts receivable                                      962      860
Inventories                                              302      277
Prepaid and other current assets                         135      110
                                                     -------- --------
TOTAL CURRENT ASSETS                                   1,449    1,286

Property, plant and equipment - net                    5,252    4,666
Goodwill                                               1,075      985
Other intangibles                                         56       50
Other assets                                             473      414
                                                     -------- --------
TOTAL ASSETS                                          $8,305   $7,401
                                                     ======== ========

LIABILITIES AND EQUITY
Accounts payable                                        $413     $378
Short-term debt                                          133      215
Current portion of long-term debt                         22       23
Other current liabilities                                549      484
                                                     -------- --------
TOTAL CURRENT LIABILITIES                              1,117    1,100

Long-term debt                                         2,661    2,510
Other long-term liabilities                            1,244    1,287
                                                     -------- --------
TOTAL LIABILITIES                                      5,022    4,897

Minority interests                                       195      164
Shareholders' equity (a)                               3,088    2,340
                                                     -------- --------
TOTAL LIABILITIES AND EQUITY                          $8,305   $7,401
                                                     ======== ========

a) Shareholders' equity in 2003 includes a net increase of $313 million for currency translation movements primarily in South
    America, Europe and North America versus December 31, 2002.




                    PRAXAIR, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)
                              (UNAUDITED)


                                         Quarter Ended    Year Ended
                                          December 31,    December 31,
                                        --------------- --------------
                                          2003    2002   2003    2002
                                        ------- ------- ------ -------

OPERATIONS
  Net income                              $155    $140   $585    $409
  Adjustments:
    Depreciation and amortization          135     122    517     483
    Accounting change                        -       -      -     139
    Other non-cash charges                  23      43     54      40
    Working capital                         20      21    (59)    (27)
    Long-term assets and liabilities and
     other                                  54      12     40     (43)
                                        ------- ------- ------ -------
     Net cash provided by operating
      activities                           387     338  1,137   1,001
                                        ------- ------- ------ -------

INVESTING
  Capital expenditures, excluding purchase
   of leased assets                       (199)   (158)  (644)   (498)
  Purchase of leased assets (a)              -       -   (339)      -
                                        ------- ------- ------ -------
    Total capital expenditures            (199)   (158)  (983)   (498)
  Acquisitions                             (31)    (37)   (73)   (113)
  Divestitures and asset sales               8       3     64      24
                                        ------- ------- ------ -------
     Net cash used for investing
      activities                          (222)   (192)  (992)   (587)
                                        ------- ------- ------ -------

FINANCING
  Debt increase/(decrease) - net (a)      (145)   (137)    43    (245)
  Issuance of common stock                  75      35    246     206
  Purchases of common stock                (50)    (11)  (271)   (276)
  Cash dividends                           (44)    (30)  (149)   (123)
  Minority transactions and other            2      (7)    (5)     27
                                        ------- ------- ------ -------
     Net cash used for financing
      activities                          (162)   (150)  (136)   (411)

Effect of exchange rate changes on cash and
 Cash equivalents                            1      (1)     2      (3)
                                        ------- ------- ------ -------

Change in cash and cash equivalents          4      (5)    11       -

Cash and cash equivalents, beginning-of-
 period                                     46      44     39      39
                                        ------- ------- ------ -------

Cash and cash equivalents, end-of-period   $50     $39    $50     $39
                                        ======= ======= ====== =======

(a) In June 2003, Praxair purchased $339 million of U.S. liquid storage and distribution equipment, and production facilities along the U.S. Gulf Coast, which were previously financed as operating leases.




                    PRAXAIR, INC. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                         (Millions of dollars)
                              (UNAUDITED)

                                        Quarter Ended    Year Ended
                                         December 31,    December 31,
                                       --------------- ---------------
                                         2003    2002    2003    2002
                                       ------- ------- ------- -------

 SALES
   North America (a)                     $923    $852  $3,627  $3,351
   Europe (b)                             191     157     699     589
   South America (c)                      188     136     708     632
   Asia (d)                               110      88     389     324
   Surface Technologies (e)               104      97     400     394
   Elimination                            (55)    (33)   (210)   (162)
                                       ------- ------- ------- -------
        Total sales                    $1,461  $1,297  $5,613  $5,128
                                       ======= ======= ======= =======

 SEGMENT OPERATING PROFIT
   North America (a)                     $141    $142    $548    $557
   Europe                                  47      39     170     139
   South America (c)                       30      26     114     134
   Asia                                    19      14      64      51
   Surface Technologies                     7       6      26      35
   All Other (f)                            -       -       -       7
                                       ------- ------- ------- -------
        Total operating profit           $244    $227    $922    $923
                                       ======= ======= ======= =======

(a) North American sales for the 2003 quarter and year increased $7 million and $96 million, respectively, from the contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit.

(b) European sales for the 2003 quarter and year increased $28 million and $112 million, respectively, due to currency effects versus 2002.

(c) South American sales for the 2003 quarter and year versus 2002 increased $28 million and decreased $44 million, respectively, due to currency effects. Operating profit for the 2003 year includes $2 million of net income hedge losses. Operating profit for the 2002 year included $20 million of net income hedge gains.

(d) Asia's sales for the 2003 quarter and year increased $5 million and $10 million, respectively, due to the consolidation of a joint venture in China, which is now controlled by Praxair.

(e) Surface Technologies sales for the 2003 quarter and year increased $7 million and $27 million, respectively, due to currency effects versus 2002.

(f) All other represents a net gain of $7 million in the 2002 second quarter related to a litigation settlement.



                    PRAXAIR, INC. AND SUBSIDIARIES
                      QUARTERLY FINANCIAL SUMMARY
             (Millions of Dollars, Except Per Share Data)
                              (UNAUDITED)

                                                 2003
                                     --------------------------------
                                        Q4      Q3     Q2(a)     Q1
FROM THE INCOME STATEMENT
Sales                                 $1,461  $1,414  $1,401  $1,337
Cost of sales                            859     832     833     804
Selling, general and administrative      198     191     192     185
Depreciation and amortization            135     133     127     122
Research and development                  21      18      19      17
Other income (expenses) - net             (4)      -      (7)      6
                                     --------------------------------
Operating profit                         244     240     223     215
Interest expense                          36      38      35      42
Income taxes                              49      49      35      41
Minority interests                        (7)     (6)     (6)     (5)
Income from equity investments             3       3       3       3
                                     --------------------------------
Income before cumulative effect of
 accounting change                       155     150     150     130
Cumulative effect of accounting
 change                                    -       -       -       -
                                     --------------------------------
Net income                              $155    $150    $150    $130
                                     ================================
PER SHARE DATA (d)
Diluted earnings per share:
Income before cumulative effect of
 accounting change                     $0.47   $0.45   $0.45   $0.39
Accounting change                          -       -       -       -
                                     --------------------------------
Net income                             $0.47   $0.45   $0.45   $0.39
                                     ================================
Cash dividends per share               $0.14   $0.11   $0.11   $0.10
Diluted weighted average share
 outstanding (000's) (d)             331,966 330,989 330,851 329,269

FROM THE BALANCE SHEET
Total debt                            $2,816  $2,958  $2,952  $2,742
Total capital (non-GAAP measure, see
 Appendix)                             6,099   6,013   6,000   5,379
Debt-to-capital ratio (non-GAAP
 measure, see Appendix)                 46.2%   49.2%   49.2%   51.0%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations               $387    $303    $276    $171
                                     --------------------------------
Capital expenditures, excluding
 purchase of leased assets               199     168     154     123
Purchase of leased assets                  -       -     339       -
                                     --------------------------------
 Total capital expenditures              199     168     493     123
Acquisitions                              31       3      25      14
Cash dividends                            44      35      35      35

OTHER INFORMATION
Number of employees                   25,438  25,361  24,996  24,730
After-tax return on capital (ROC)
 (non-GAAP measure, see Appendix)       12.5%   12.3%   12.9%   12.6%

SEGMENT DATA
SALES
-----
North America                           $923    $918    $893    $893
Europe                                   191     168     175     165
South America                            188     187     185     148
Asia                                     110     103      92      84
Surface Technologies                     104      99      99      98
Eliminations                             (55)    (61)    (43)    (51)
                                     --------------------------------
    Total                             $1,461  $1,414  $1,401  $1,337
                                     ================================
SEGMENT OPERATING PROFIT
------------------------
North America                           $141    $141    $135    $131
Europe                                    47      44      41      38
South America                             30      29      26      29
Asia                                      19      17      15      13
Surface Technologies                       7       9       6       4
All Other                                  -       -       -       -
                                     --------------------------------
    Total                               $244    $240    $223    $215
                                     ================================

                                                   2002
                                      --------------------------------
                                       Q4(b)   Q3(b)  Q2(c)      Q1
FROM THE INCOME STATEMENT
Sales                                  $1,297  $1,292  $1,307  $1,232
Cost of sales                             747     749     755     699
Selling, general and administrative       189     187     191     184
Depreciation and amortization             122     120     120     121
Research and development                   20      16      16      17
Other income (expenses) - net               8      15      19       6
                                      --------------------------------
Operating profit                          227     235     244     217
Interest expense                           45      63      47      51
Income taxes                               40      38      43      37
Minority interests                         (5)     (5)     (6)     (4)
Income from equity investments              3       2       2       2
                                      --------------------------------
Income before cumulative effect of
 accounting change                        140     131     150     127
Cumulative effect of accounting change      -       -       -    (139)
                                      --------------------------------
Net income                               $140    $131    $150    $(12)
                                      ================================
PER SHARE DATA (d)
Diluted earnings per share:
Income before cumulative effect of
 accounting change                      $0.43   $0.40   $0.46   $0.38
Accounting change                           -       -       -   (0.42)
                                      --------------------------------
Net income                              $0.43   $0.40   $0.46  $(0.04)
                                      ================================
Cash dividends per share                $0.10   $0.10   $0.09   $0.09
Diluted weighted average share
 outstanding (000's) (d)              328,630 327,905 329,663 331,867

FROM THE BALANCE SHEET
Total debt                             $2,748  $2,875  $3,022  $3,009
Total capital (non-GAAP measure, see
 Appendix)                              5,252   5,231   5,526   5,605
Debt-to-capital ratio (non-GAAP
 measure, see Appendix)                  52.3%   55.0%   54.7%   53.7%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations                $338    $256    $260    $147
                                      --------------------------------
Capital expenditures, excluding
 purchase of leased assets                158     119     114     107
Purchase of leased assets                   -       -       -       -
                                      --------------------------------
 Total capital expenditures               158     119     114     107
Acquisitions                               37       7       9      60
Cash dividends                             30      31      31      31

OTHER INFORMATION
Number of employees                    25,010  24,809  24,627  24,375
After-tax return on capital (ROC)
 (non-GAAP measure, see Appendix)        13.7%   13.8%   13.8%   12.2%

SEGMENT DATA
SALES
-----
North America                            $852    $845    $852    $802
Europe                                    157     151     149     132
South America                             136     154     172     170
Asia                                       88      84      79      73
Surface Technologies                       97      99      99      99
Eliminations                              (33)    (41)    (44)    (44)
                                      --------------------------------
    Total                              $1,297  $1,292  $1,307  $1,232
                                      ================================
SEGMENT OPERATING PROFIT
------------------------
North America                            $142    $139    $139    $137
Europe                                     39      36      34      30
South America                              26      37      41      31
Asia                                       14      14      13      10
Surface Technologies                        6       9      10       9
All Other                                   -       -       7       -
                                      --------------------------------
    Total                                $227    $235    $244    $217
                                      ================================

(a) Diluted EPS for the second quarter of 2003 includes a charge of ($0.01) per share from the recognition of currency hedge losses related to anticipated second half net income and a benefit of $0.03 per share from the resolution of various tax matters for previous years. Reported diluted EPS was $0.45, and it would have been $0.43 per diluted share excluding these items (EPS of $0.43 is a non-GAAP measure).

(b) Diluted EPS for the third quarter of 2002 included a charge of ($0.03) per share for the early retirement of debt and a benefit of $0.01 per share from the recognition of currency hedge gains related to anticipated fourth quarter net income. Reported diluted EPS was $0.40, and it would have been $0.42 per diluted share excluding these items (EPS of $0.42 is a non-GAAP measure).

(c) Diluted EPS for the second quarter of 2002 included a benefit of $0.03 per share resulting from a litigation settlement and recognition of currency hedge gains related to anticipated net income in future quarters. Reported diluted EPS was $0.46, and it would have been $0.43 per diluted share excluding these items (EPS of $0.43 is a non-GAAP measure). All other represents a net gain of $7 million related to a settlement of litigation.

(d) Earnings per share and weighted average shares outstanding for all periods, have been adjusted to reflect the December 15, 2003, two-for-one stock split.




                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                           NON-GAAP MEASURES
                     (Dollar amounts in millions)
                              (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its debt-to-capital ratio is appropriate for measuring its financial leverage. The Company believes that its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interest, preferred stock, and shareholders' equity).


                                             2003
                                  ----------------------------
                                   Q4(a)  Q3(a)  Q2(b)   Q1
TOTAL CAPITAL
-------------
    Total debt                    $2,816 $2,958 $2,952 $2,742
    Minority interests               195    181    168    160
    Preferred stock                  -      -      -      -
    Shareholders' equity           3,088  2,874  2,880  2,477
                                  ----------------------------
     Total Capital                $6,099 $6,013 $6,000 $5,379
                                  ============================

DEBT-TO-CAPITAL RATIO               46.2%  49.2%  49.2%  51.0%
---------------------             ============================


AFTER-TAX RETURN ON CAPITAL (ROC)
---------------------------------
    Operating profit                $244   $240   $223   $215
    Less: reported taxes             (49)   (49)   (35)   (41)
    Less: tax benefit on interest
     expense                          (9)    (9)    (8)   (10)
    Add: income from equity
     investments                       3      3      3      3
                                  ----------------------------
     Net operating profit after-
      tax (NOPAT)                   $189   $185   $183   $167

    Beginning capital             $6,013 $6,000 $5,379 $5,252
    Ending capital                $6,099 $6,013 $6,000 $5,379
    Average capital               $6,056 $6,007 $5,690 $5,316

    ROC %                            3.1%   3.1%   3.2%   3.1%

     ROC % (annualized)             12.5%  12.3%  12.9%  12.6%
                                  ============================



                                              2002
                                  ----------------------------
                                    Q4    Q3(c)  Q2(d)   Q1
TOTAL CAPITAL
-------------
    Total debt                    $2,748 $2,875 $3,022 $3,009
    Minority interests               164    152    155    148
    Preferred stock                    -      -     20     20
    Shareholders' equity           2,340  2,204  2,329  2,428
                                  ----------------------------
     Total Capital                $5,252 $5,231 $5,526 $5,605
                                  ============================

DEBT-TO-CAPITAL RATIO               52.3%  55.0%  54.7%  53.7%
---------------------             ============================


AFTER-TAX RETURN ON CAPITAL (ROC)
---------------------------------
    Operating profit                $227   $235   $244   $217
    Less: reported taxes             (40)   (38)   (43)   (37)
    Less: tax benefit on interest
     expense                         (10)   (14)   (11)   (11)
    Add: income from equity
     investments                       3      2      2      2
                                  ----------------------------
     Net operating profit after-
      tax (NOPAT)                   $180   $185   $192   $171

    Beginning capital             $5,231 $5,526 $5,605 $5,627
    Ending capital                $5,252 $5,231 $5,526 $5,605
    Average capital               $5,242 $5,379 $5,566 $5,616

    ROC %                            3.4%   3.4%   3.4%   3.0%

     ROC % (annualized)             13.7%  13.8%  13.8%  12.2%
                                  ============================


 (a) ROC for the 2003 third and fourth quarter was reduced by 0.8% on an annualized basis due to the additional debt from the purchase of leased assets in the 2nd quarter of 2003.

 (b) NOPAT for the second quarter of 2003 included a tax benefit of $10 million (0.7% ROC annualized) resulting from the resolution of tax matters from previous years, and a charge of $5 million pre-tax and $4 million after-tax (0.3% ROC annualized) from the recognition of currency hedge losses related to anticipated second half net income. ROC for the second quarter was reduced by 0.4% on an annualized basis due to the additional debt from the purchase of leased assets.

 (c) NOPAT for the third quarter of 2002 included a benefit of $4 million (0.3% ROC annualized) from the recognition of currency hedge gains related to fourth quarter 2002 earnings.

 (d) NOPAT for the second quarter of 2002 included a benefit of $11 million (0.8% ROC annualized) resulting from a litigation settlement ($7 million pre-tax) and recognition of currency hedge gains ($8 million pre-tax) related to anticipated net income in future quarters for Brazil.

    CONTACT: Praxair, Inc.
             Media:
             Susan Szita Gore, 203-837-2311
             susan_szita-gore@praxair.com
              or
             Investors:
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com